EXHIBIT 99
NEW DIRECTOR JOINS EZCORP BOARD
AUSTIN, Texas (September 26, 2008) — EZCORP, Inc. (Nasdaq: EZPW) announced today the addition of a new member to the Company’s Board of Directors. William “Bill” Love, CPA, has been elected to the Board of Directors of EZCORP Inc. effective October 1, 2008. Mr. Love is a Texas licensed Certified Public Accountant and Certified Valuation Analyst.
Mr. Love began his career with Peat Marwick, which later became KPMG, in 1972 and was elected to Partnership in 1979. After several promotions including Partner in Charge of Tax, he became Managing Partner of KPMG’s Austin office. Currently, Mr. Love continues to practice public accounting with the Austin-based William C. Love accounting firm he formed in January 1993.
Joe Rotunda, EZCORP’s President and Chief Executive Officer said, “The expansion of EZCORP’s Board to five independent Directors ensures the Company will continue to benefit from a diversity of experience and opinions. Bill Love’s expertise in public and tax accounting as well as his experience as a certified valuation analyst will be a significant asset to our organization, and we are delighted to have him join our Board of Directors.”
Mr. Love is a graduate of the University of Texas at Austin with a BBA in Accounting with Honors and resides with his wife, Diane, in Austin, Texas.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 30 Mexico Empeño Fácil locations open on June 30, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 461 EZMONEY locations and 71 EZPAWN locations open on June 30, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the completion and anticipated benefits of an acquisition and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.